QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

April 16, 2012

Board of Directors
Professional Business Bank
2700 East Foothill Boulevard, Suite 200
Pasadena, CA 91107

Members of the Board:

        We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of our letter to the Board of Directors of Professional Business Bank included as an Appendix to the Joint Proxy Statement/Prospectus of Professional Business Bank and Manhattan Bancorp forming a part of this Amendment No. 2 to the Registration Statement on Form S-4 and to all references to our firm in such joint proxy statement/prospectus including those under the caption "Manhattan Bancorp and Professional Business Bank Proposal 1: Approval of the Merger Agreement—Opinions of Financial Advisors—Opinion of Professional Business Bank's Financial Advisor".

        In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Los Angeles, California
April 30, 2012

/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

QuickLinks

  Exhibit 99.2